Exhibit 99.1

New York Community Bancorp, Inc. and Astoria Financial Corporation Announce the Termination of Their Definitive Merger Agreement Effective January 1, 2017

WESTBURY, N.Y.--(BUSINESS WIRE)--December 20, 2016--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”), the holding company for New York Community Bank and New York Commercial Bank, and Astoria Financial Corporation (NYSE: AF), the holding company for Astoria Bank, today announced that their boards of directors have mutually agreed not to extend the companies’ definitive merger agreement, and to terminate the agreement effective January 1, 2017.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $49.5 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $29.1 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, New York Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032